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                                                                    Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement (Form S-11, Registration No. 333-116223) and related Prospectus of Arbor Realty Trust, Inc. for the registration of 9,594,498 shares of its common stock and to the incorporation by reference therein of our report dated February 28, 2005 (except for Note 16, as to which the date is March 29, 2005), with respect to the consolidated financial statements and schedule of Arbor Realty Trust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
May 2, 2005